Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPECTRA ENERGY CORP

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Spectra Energy Corp, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article FIFTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“ARTICLE FIFTH

Board of Directors

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Except as otherwise fixed by or pursuant to provisions of ARTICLE FOURTH relating to the rights of the holders of any series of Preferred Stock, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors in the manner provided in the By-Laws of the Corporation.

(c) Each director shall serve for a one-year term ending on the next annual meeting following the annual meeting at which such director was elected; provided that (i) the term of the members of the Board of Directors elected as Class I directors at the 2007 annual meeting shall terminate at the 2010 annual meeting, and (ii) the term of the members of the Board of Directors elected as Class II directors at the 2008 annual meeting shall terminate at the 2011 annual meeting. A director shall hold office until the Annual Meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d) Except as provided in Paragraph (e) of this Article FIFTH, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of stock of all classes of the Corporation entitled to vote generally in the election of directors.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series.

(f) Election of directors need not be by written ballot unless the By-Laws so provide.

(g) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.”

SECOND: This amendment to the Amended and Restated Certificate of Incorporation, as amended, was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Spectra Energy Corp has caused this Certificate to be duly executed in its corporate name this 7thday of May, 2009.

SPECTRA ENERGY CORP

By:	/s/ Patricia M. Rice
Name:	Patricia M. Rice
Title:	Vice President & Secretary